EXHIBIT 99.1

For Immediate Release

LL FLOORING REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

RICHMOND, Va., August 9, 2023 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in the U.S., today announced financial results for the quarter ended June 30, 2023.

"Our second quarter performance primarily reflected the continued impact of the difficult macro backdrop that has impacted big ticket discretionary purchases as well as the demand for home remodeling projects. We also continued to experience pressure from low brand awareness as we continue on our transition to LL Flooring. We are actively pursuing operational opportunities to improve our performance including broadening and growing our brand awareness among consumers to drive traffic; ensuring a consistent customer experience across our omnichannel network to improve conversion; and improving operating efficiencies by intently working to reduce costs while focusing investments on our top growth priorities" said President and Chief Executive Officer Charles Tyson.

Tyson continued, "While our near-term results have been challenged, we remain confident in our ability to deliver the high-touch service of an independent flooring retailer combined with the value, assortment and convenience of a national brand. To that end, we continue to focus on our five strategic initiatives that will improve sales productivity and profitability. We have fortified our executive leadership team with new leaders that bring a wealth of financial, retail, brand building, and consultative selling experience and ideas to drive these initiatives, focusing on implementing our CRM platform to drive Pro sales, improving store execution to remove friction and enhance the customer experience, increasing our brand awareness, executing on our carpet initiative which provides a meaningful expansion of our addressable market and aligning our cost structure to our run-rate of revenues. We are very proud of the entire LL Flooring team and all that they accomplished across our stores and supply chain, while navigating an uncertain and dynamic environment this quarter."

Tyson concluded, “As we look to the second half of 2023, we expect the challenging macro environment to persist, continuing to limit sales visibility. As a result, we will focus to operate the business with discipline from an expense and capital management standpoint, including further leveraging our inventory management practices to yield continued improvements in our overall working capital. This, combined with the strength of our balance sheet, and the work we are doing on our initiatives give us confidence that we will return to growth and drive long-term shareholder value."

Second Quarter Financial Highlights

•
Net sales of $236.4 million decreased $62.5 million, or 20.9%, versus the second quarter of 2022, driven by a decrease in transaction count reflecting by lower spending by consumers and Pros.
•
Total comparable store sales decreased 22.2% versus the same period last year.
•
Gross profit decreased 20.8% and gross margin of 35.8% increased 10 basis points. Included in gross profit was $2.4 million in incremental costs related to U.S. Customs ("CBP") detentions on flooring products that contain PVC as a consequence of the Uyghur Forced Labor Prevention Act ("UFLPA"). Adjusted gross profit1 of $86.9 million decreased $21.1 million and adjusted gross margin1 of 36.7% increased 60 basis points. The decreases in both gross profit and adjusted gross profit1 are driven by a decrease in transaction count reflecting lower spending by Pros and consumers, while the increase in gross margin and adjusted gross margin1 reflects the Company's ability to offset higher material and transportation costs (collectively up more than 400 basis points) through pricing, promotion, and alternative country/vendor sourcing strategies.
•
SG&A as a percentage of net sales of 44.4% increased 1,030 basis points versus the second quarter of last year and included a $0.5 million charge for legal fees charged to earnings related to the vinyl CBP detentions. Excluding the impact of the legal fees, Adjusted SG&A1 as a percentage of net sales of 44.2% increased 1,010 basis points compared to the second quarter of last year.

o
The increases in both SG&A and Adjusted SG&A1 as a percentage of net sales were due primarily to expense deleverage from lower sales volumes.
o
In addition, operating expenses were higher due to inflationary cost increases and planned growth investments partially offset by restructuring cost savings and lower variable costs due to lower sales volume.
•
Operating margin of (8.7)% decreased 1,030 basis points compared to the second quarter of last year. Adjusted operating margin1 of (7.5)% decreased 880 basis points compared to the second quarter of last year.
•
Loss per Diluted Share was $1.35 for the second quarter, compared to net income per diluted share of $0.09 for the second quarter of last year. Adjusted Loss Per Diluted Share1 was $1.28 for the second quarter, compared to adjusted earnings per diluted share of $0.13 for the second quarter of last year.
•
During the second quarter, the Company closed one store, bringing total stores to 442 as of June 30, 2023.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of June 30, 2023, the Company had liquidity of $145.5 million, consisting of excess availability under its Credit Agreement of $137.8 million, and cash and cash equivalents of $7.7 million.

During the first six months of 2023, the Company generated $39.0 million of cash flows from operating activities primarily driven by sell throughs of merchandise inventories rebuilt from the prior year end and reduced inventory purchases.

2023 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to consumer confidence, inflation, a volatile interest and mortgage rate environment and lower existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary. The Company expects:

•
Full year revenues to continue to be challenged due to macro uncertainty. However, the Company continues to focus on areas of improvement including increasing brand awareness, ensuring a seamless customer experience and driving product innovation.
•
Adjusted gross margins are expected to improve year-over-year, with a stronger second half, driven primarily by a reduction in international shipping rates and sourcing costs. The Company will continue to monitor the competitive pricing environment to inform its pricing and promotion strategies. In addition, the Company expects its gross margin rate in 2023 to benefit from a greater mix of our premium Duravana brand which carries higher margins and delivers on customer needs for scratch-resistant and waterproof flooring.
•
SG&A dollar spend and SG&A spend as a percentage of sales are expected to increase year-over-year, primarily due to continued deleverage from lower sales volumes, inflationary pressures on wages and benefits and investments in its new distribution center and customer relationship management platform, which it expects will support higher sales levels and make its operating structure more efficient over time. The Company has implemented labor savings initiatives and is working with consultants to identify further labor productivity through efficiencies at the store level and to pursue opportunities to reduce indirect spending and optimize costs throughout the organization.
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Capital expenditures in the range of approximately $15 million to $20 million in 2023, primarily to support the new distribution center, productivity investments, maintenance CapEx and three store openings.

Learn More about LL Flooring

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Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on August 9, 2023, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (833) 470-1428 or (929) 526-1599 and entering pin number 386716. A replay will be available approximately two hours after the call ends through August 16, 2023 and may be accessed by dialing (929) 458-6194 and entering pin number 853653. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 440 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” "assumes," “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” "targets," “potential,” "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2022, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a Percentage of Net Sales; (v) Adjusted Operating (Loss) Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a Percentage of Net Sales; (ix) Adjusted (Loss) Earnings; and (x) Adjusted (Loss) Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include incremental costs of sales and associated legal costs related to disruptions to supply chain and other trade regulations and changes in antidumping and countervailing duties, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow (certain numbers may not sum due to rounding).

For further information contact:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

In Thousands

	June 30,	December 31,
	2023	2022
Assets
Current Assets:
Cash and Cash Equivalents	$7,720	$10,800
Merchandise Inventories	286,036	332,296
Prepaid Expenses	9,413	9,054
Other Current Assets	18,805	17,598
Total Current Assets	321,974	369,748
Property and Equipment, net	100,244	101,758
Operating Lease Right-of-Use Assets	126,509	123,172
Net Deferred Tax Assets	—	13,697
Other Assets	5,517	5,578
Total Assets	$554,244	$613,953

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$64,741	$47,733
Customer Deposits and Store Credits	42,404	43,767
Accrued Compensation	7,626	9,070
Sales and Income Tax Liabilities	2,179	3,574
Accrual for Legal Matters and Settlements	21,025	22,159
Operating Lease Liabilities - Current	31,339	34,509
Other Current Liabilities	27,977	19,712
Total Current Liabilities	197,291	180,524
Other Long-Term Liabilities	6,717	6,162
Operating Lease Liabilities - Long-Term	101,623	99,186
Credit Agreement	40,000	72,000
Total Liabilities	345,631	357,872

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,968 and 30,758 shares issued and 28,838 and 28,695 shares outstanding at June 30, 2023, and December 31, 2022, respectively)	31	31
Treasury Stock, at cost (2,130 and 2,063 shares, respectively)	(153,605)	(153,331)
Additional Capital	234,232	231,839
Retained Earnings	127,955	177,542
Total Stockholders’ Equity	208,613	256,081
Total Liabilities and Stockholders’ Equity	$554,244	$613,953

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income (Unaudited)

In Thousands, Except Per Share Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Net Sales
Net Merchandise Sales	$202,191	$257,569	$412,688	$501,840
Net Services Sales	34,231	41,388	64,432	76,149
Total Net Sales	236,422	298,957	477,120	577,989
Cost of Sales
Cost of Merchandise Sold	124,293	160,527	252,690	307,946
Cost of Services Sold	27,598	31,680	51,899	59,214
Total Cost of Sales	151,891	192,207	304,589	367,160
Gross Profit	84,531	106,750	172,531	210,829
Selling, General and Administrative Expenses	105,000	102,087	206,185	201,112
Operating (Loss) Income	(20,469)	4,663	(33,654)	9,717
Other Expense	675	199	1,834	184
(Loss) Income Before Income Taxes	(21,144)	4,464	(35,488)	9,533
Income Tax Expense	17,858	1,728	14,099	2,760
Net (Loss) Income and Comprehensive (Loss) Income	$(39,002)	$2,736	$(49,587)	$6,773

Net (Loss) Income per Common Share—Basic	$(1.35)	$0.09	$(1.72)	$0.23
Net (Loss) Income per Common Share—Diluted	$(1.35)	$0.09	$(1.72)	$0.23

Weighted Average Common Shares Outstanding:
Basic	28,820	28,927	28,769	28,856
Diluted	28,820	29,065	28,769	29,079

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

In Thousands

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (Loss) Income	$(49,587)	$6,773
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	9,456	9,047
Deferred Income Taxes Provision (Benefit)	13,806	(133)
Income on Vouchers Redeemed for Legal Settlements	(454)	(750)
Stock-Based Compensation Expense	2,393	1,986
Provision for Inventory Obsolescence Reserves	2,378	292
Loss (Gain) on Disposal of Fixed Assets	14	(1)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	43,167	(106,004)
Accounts Payable	18,868	25,036
Customer Deposits and Store Credits	(1,363)	(8,636)
Prepaid Expenses and Other Current Assets	(1,414)	(3,327)
Accrued Compensation	(1,444)	(2,086)
Advertising Accrual	3,640	6,141
Accrual for Legal Matters and Settlements	244	293
Payments for Legal Matters and Settlements	(198)	(8,062)
Other Assets and Liabilities	(544)	3,449
Net Cash Provided by (Used in) Operating Activities	38,962	(75,982)
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(9,768)	(11,628)
Other Investing Activities	—	64
Net Cash Used in Investing Activities	(9,768)	(11,564)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	141,000	51,500
Payments on Credit Agreement	(173,000)	(36,500)
Common Stock Repurchased	(274)	(7,907)
Other Financing Activities	—	296
Net Cash (Used in) Provided by Financing Activities	(32,274)	7,389
Net Decrease in Cash and Cash Equivalents	(3,080)	(80,157)
Cash and Cash Equivalents, Beginning of Period	10,800	85,189
Cash and Cash Equivalents, End of Period	$7,720	$5,032

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$726	$1,293
Tenant Improvement Allowance for Leases	(196)	(742)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Gross Profit/Margin, as reported (GAAP)	$84,531	35.8%	$106,750	35.7%	$172,531	36.2%	$210,829	36.5%

Vinyl Charges[1]	2,352	1.0%	—	—%	4,489	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	—	—%	1,218	0.4%	—	—%	977	0.2%
Adjustment Items Subtotal	2,352	1.0%	1,218	0.4%	4,489	0.9%	977	0.2%

Adjusted Gross Profit/Margin (non-GAAP measures)	$86,883	36.7%	$107,968	36.1%	$177,020	37.1%	$211,806	36.7%

1
This amount represents costs related to U.S. Customs detentions on flooring products that contain PVC as a consequence of the UFLPA.
2
This amount represents net antidumping and countervailing income associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
SG&A, as reported (GAAP)	$105,000	44.4%	$102,087	34.1%	$206,185	43.2%	$201,112	34.8%

Legal and Professional Fees[3]	500	0.2%	—	—%	780	0.2%	—	—%

Adjusted SG&A (a non-GAAP measure)	$104,500	44.2%	$102,087	34.1%	$205,405	43.1%	$201,112	34.8%

3
This amount represents incremental legal and professional fees charged to earnings related to the vinyl CBP detentions. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting operating (loss) income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Operating (Loss) Income, as reported (GAAP)	$(20,469)	(8.7)%	$4,663	1.6%	$(33,654)	(7.1)%	$9,717	1.7%

Gross Margin Adjustment Items:
Vinyl Charges[1]	2,352	1.0%	—	—%	4,489	0.9%	—	—%
Antidumping and Countervailing Adjustments[2]	—	—%	1,218	0.4%	—	—%	977	0.2%
Gross Margin Adjustment Items Subtotal	2,352	1.0%	1,218	0.4%	4,489	0.9%	977	0.2%

SG&A Adjustment Items:
Legal and Professional Fees[3]	500	0.2%	—	—%	780	0.2%	—	—%
SG&A Adjustment Items Subtotal	500	0.2%	—	—%	780	0.2%	—	—%

Adjusted Operating (Loss) Income/ Margin (a non-GAAP measure)	$(17,617)	(7.5)%	$5,881	2.0%	$(28,385)	(5.9)%	$10,694	1.9%

1,2,3 See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Other Expense, as reported (GAAP)	$675	0.3%	$199	0.1%	$1,834	0.4%	$184	—%

Interest Impact Related to Antidumping and Countervailing Adjustments[4]	—	—%	83	—%	—	—%	(2)	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$675	0.3%	$116	—%	$1,834	0.4%	$186	—%

4
This amount represents the interest income impact of certain antidumping and countervailing adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net (Loss) Income, as reported (GAAP)	$(39,002)	$2,736	$(49,587)	$6,773
Net (Loss) Income per Diluted Share (GAAP)	$(1.35)	$0.09	$(1.72)	$0.23

Gross Margin Adjustment Items:
Vinyl Charges[1]	2,352	—	4,489	—
Antidumping and Countervailing Adjustments[2]	—	1,218	—	977
Gross Margin Adjustment Items Subtotal	2,352	1,218	4,489	977

SG&A Adjustment Items:
Legal and Professional Fees[3]	500	—	780	—
SG&A Adjustment Items Subtotal	500	—	780	—

Other Expense Adjustment Items:
Interest Impact Related to Antidumping and Countervailing Adjustments[4]	—	83	—	(2)
Other Expense Adjustment Items Subtotal	—	83	—	(2)

Income Tax Adjustment[5]	(750)	(344)	(1,386)	(257)

Adjusted (Loss) Earnings	$(36,900)	$3,693	$(45,704)	$7,491
Adjusted (Loss) Earnings per Diluted Share (a non-GAAP measure)	$(1.28)	$0.13	$(1.59)	$0.26

1,2,3,4 See the Gross Profit, SG&A and Other Expense sections above for more detailed explanations of these individual items.

5
Income tax adjustment is defined as the sum of gross margin, SG&A, and other expense adjustment items multiplied by the Company’s federal incremental rate, which was 26.3% and 26.4% for the periods ended June 30, 2023 and 2022, respectively.